UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 15, 2024

ANEW Medical, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-41340	86-2727441
(Commission File Number)	(IRS Employer Identification No.)

13576 Walnut Street, Suite A
Omaha, NE 68144

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (833) 931-6330

Redwoods Acquisition Corp.

1115 Broadway, 12th Floor

New York, NY 10010

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock	WENA	The Nasdaq Stock Market LLC
Warrants	WENAW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 15, 2024, Jeffrey LeBlanc was appointed as the Company’s Chief Financial Officer.

In connection with his appointment as Chief Financial Officer, on August 15, 2024, Mr. LeBlanc and the Company entered an Employment Agreement for a term of three years. Pursuant to the Employment Agreement, Mr. LeBlanc will receive an annual base salary of $325,000, and will receive an initial equity award of shares of the Company’s common stock of 100,000 shares and an additional equity award of 400,000 shares of the Company’s common stock, with 200,000 of such shares vesting on the first anniversary of the agreement and 200,000 of such shares vesting on the second anniversary of the agreement. In addition, Mr. LeBlanc will be eligible to participate in the Company’s annual bonus program for executives.

Mr. LeBlanc has over 20 years of experience in managing financial operations, investing, advising Fortune 500 companies, and launching new ventures. He is the co-founder of Winvest Acquisition Corp. (Ticker: WINV), a special purpose acquisition company. Prior to Winvest, Mr. LeBlanc launched Out of Print, a direct-to-consumer merchandise platform that was acquired by Penguin Random House in 2017. He previously served in investment roles at Greenlight Capital and GE Capital, and started his career at McKinsey and Co. Mr. LeBlanc currently serves on the Board of Directors of Cactus Acquisition Corp (Ticker: CCTSU), and previously served on the Boards of Riot New Media Group and Books For Africa. He received an MBA from Harvard Business School and a BS in Chemical Engineering from MIT.

There are no family relationships between Mr. LeBlanc and any other executive officer or director of the Company, and there are no arrangements or understandings between Mr. LeBlanc and any other person pursuant to which she was appointed as an officer of the Company. Mr. LeBlanc is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K.

Also on August 15, 2024, Peter Moriarty was appointed as the Company’s Chief Operating Officer.

In connection with his appointment to Chief Operating Officer, on August 15, 2024, Mr. Moriarty and the Company entered an Employment Agreement for a term of three years. Pursuant to the Employment Agreement, Mr. Moriarty will receive an annual base salary of $300,000, and will receive an initial equity award of shares of the Company’s common stock of 100,000 shares and an additional equity award of 400,000 shares of the Company’s common stock, with 200,000 of such shares vesting on the first anniversary of the agreement and 200,000 of such shares vesting on the second anniversary of the agreement. In addition, Mr. Moriarty will be eligible to participate in the Company’s annual bonus program for executives.

Mr. Moriarty has extensive experience in the pharmaceutical industry both in the United States and internationally. He was a co-founder of Shire Pharmaceuticals, an international specialty pharmaceutical company acquired by Takeda Pharmaceuticals (TAK — NASDAQ). He was also the co-founder of Prismic Pharmaceuticals, where he was Chairman and Chief Executive from 2013 to 2018 and then, as Executive Chairman, led the company’s acquisition by FSD Pharma (HUGE — Nasdaq) in 2019. Since 2019, Mr. Moriarty has acted as an independent consultant to pharmaceutical companies. Mr. Moriarty’s earlier career spanned management positions within Warner-Lambert/Parke-Davis and Schering-Plough, including leadership positions overseas as well as in the United States. Additionally, he led the Sales Force Automation and Software Products Division at Walsh America (acquired by NDC), and led Corporate Development at Ixsys/Applied Molecular Evolution acquired by Eli Lilly (LLY — NYSE). He was subsequently the founder, Chairman and Chief Executive Officer of iPhysicianNet, Inc. and Clinical Information Network. Mr. Moriarty attended Aston University School of Law in conjunction with his training to become a Solicitor (Attorney) under the rules and regulations of the British Law Society 5-year Articles program. He passed the Final/Qualifying examinations in Contract Law (with distinction), Criminal Law, Tortious Law, and English Legal System (US accredited as equivalent to a Masters’ Degree).

There are no family relationships between Mr. Moriarty and any other executive officer or director of the Company, and there are no arrangements or understandings between Mr. Moriarty and any other person pursuant to which she was appointed as an officer of the Company. Mr. Moriarty is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 21, 2024	ANEW MEDICAL, INC.

	By:	/s/ Joseph Sinkule
	Name:	Joseph Sinkule
	Title:	Chief Executive Officer

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